Exhibit No. 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33−33520 on Form S−8, Post−Effective Amendment 1 to Registration Statement No. 33−38349 on Form S−3, Registration Statement No. 333−70332 on Form S−8, Post−Effective Amendment 1 to Registration Statement No. 333−47910 on Form S−3, Registration Statement No. 333−52328 on Form S−8, Registration Statement No. 333−78157 on Form S−4, Registration Statement No. 333−48164 on Form S−8, Registration Statement No. 333-114237 on Form S-3, Registration Statement No. 333-104951 on Form S-8, Registration Statement No. 333-104952 on Form S-8, Registration Statement No. 333-132879 on Form S-3, Registration Statement No. 333-132879-01 on Form S-3, Registration Statement No. 333-132879-02 on Form S-3 and Registration Statement No. 333-132879-03 on Form S-3 of our report dated February 28, 2008 (November 6, 2008 as to the effects of the retrospective implementation of Financial Accounting Standards Board Staff Position FIN 39-1 as described in Note 2 and the restatement as described in Note 23), relating to the consolidated financial statements and consolidated financial statement schedule of Progress Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adoption of a new accounting principle in 2008 and the adoption of new accounting principles in 2007 and 2006) and the effectiveness of Progress Energy, Inc’s internal control over financial reporting appearing in the Current Report on Form 8-K of Progress Energy, Inc. dated November 6, 2008.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
November 6, 2008